Execution Copy

$75,000,000 Revolving Loan
CREDIT AGREEMENT
dated as of
March 22, 2007
among
INPUT/OUTPUT, INC.,
the Guarantors Party Hereto,
The Lenders Party Hereto,
CITIBANK, N.A.,
as Administrative Agent
and
Issuing Lender
and
Sole Bookrunner and Lead Arranger,
and
PNC Bank, National Association,
as Syndication Agent

Andrews Kurth LLP
Counsel to the Administrative Agent

i

SCHEDULES:
Schedule 1.01A – Existing Letters of Credit
Schedule 1.01B – Permitted Liens
Schedule 2.01 – Commitments
Schedule 3.05 – No Undisclosed Liabilities
Schedule 3.06 – Litigation
Schedule 3.12 – Environmental Compliance
Schedule 3.15 – Insurance
Schedule 3.18 – Subsidiaries
Schedule 4.01(k) – Properties
Schedule 5.15 –Post Closing Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.05(g) – Existing Investments
Schedule 6.08 – Affiliate Transactions
Schedule 6.09 – Restrictive Agreements
Schedule 6.12 – Sale Leaseback Transactions
EXHIBITS:

Exhibit 1.01(A)	—	Form of Assignment and Assumption (Section 1.01)
Exhibit 1.01(B)	—	Form of Borrowing Base Certificate (Section 1.01)
Exhibit 1.01(C)	—	Form of Commitment Increase Agreement (Section 1.01)
Exhibit 1.01(D)	—	Joinder Agreement (Section 1.01)
Exhibit 1.01(E)	—	New Lender Agreement (Section 1.01)
Exhibit 1.01(F)	—	Form of Security Agreement (Section 1.01)
Exhibit 2.03	—	Form of Borrowing Request
Exhibit 2.08(f)	—	Form of Note (Section 2.08(f))

          CREDIT AGREEMENT dated as of March 22, 2007 (this “Agreement”), among Input/Output, Inc., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, Citibank, N.A., as Administrative Agent and Issuing Lender, and PNC Bank, National Association, as Syndication Agent (together with the Administrative Agent, the “Agents”).
PRELIMINARY STATEMENT:
          The Borrower has requested the Lenders and the Agents to enter into this Agreement and from time to time make revolving loans to it. The Lenders and the Agents have agreed to do so and all parties have agreed to execute this Agreement as evidence thereof.
          NOW THEREFORE, in consideration of the premises and the covenants and promises herein contained, and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and conferred, the undersigned parties do hereby agree as follows:
ARTICLE I
Definitions
          Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account Debtor” means any Person obligated, directly or indirectly, on any Receivables.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” has the meaning set forth in the introductory paragraph hereof.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.625%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate shall increase by .50% if the Revolving Loans are used to take out the Senior Convertible Notes.
          “Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption for the relevant Type of Loan, based upon the Leverage Ratio of the Borrower on such date:

Leverage Ratio	Eurodollar Loans	Commitment Fee Rate
>2.25	2.375%	.35%
> 1.75 and < 2.25	2.125%	.30%
> 1.25 and < 1.75	1.875%	.275%
> 0.75 and < 1.25	1.625%	.25%
< 0.75	1.375%	.225%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that the Applicable Margin during the period beginning on the date hereof until the date of delivery of the information for the period ending December 31, 2006, pursuant to Section 5.01(a) shall be equal to the Applicable Margin determined with respect to a Leverage Ratio of greater than or equal to 0.75 to 1 but less than 1.25 to 1, and, further provided, the Applicable Margin for Eurodollar Loans shall increase by .50% if the Revolving Loans are used to take out the Senior Convertible Notes.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment. If the Revolving Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Loan Commitments most recently in effect, giving effect to any assignments.
          “Approved Fund” has the meaning assigned to such term in Section 10.04.
          “Asset Sale” means the sale by the Borrower or any of its Subsidiaries to any Person other than a Borrower or any of its wholly-owned Subsidiaries of (i) any of the Equity Interests in any of the Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.01(A) or any other form approved by the Administrative Agent.

          “Available Amount” means, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitments of the Lenders minus the Revolving Credit Exposure and (b) the Borrowing Base minus the Revolving Credit Exposure.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Loan Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Input/Output, Inc., a Delaware corporation, its successors and permitted assigns.
          “Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Base” means, as of any date, the sum, as of the date of the most recent Borrowing Base Certificate, of (i) eighty five percent (85%) of Eligible Accounts Receivable plus Eligible Foreign Accounts Receivable, plus Insured Foreign Accounts Receivable and (ii) the lesser of (x) thirty percent (30%) of Eligible Inventory or (y) Twenty Million and No/100 Dollars ($20,000,000). For purposes of the foregoing calculation, Eligible Foreign Accounts Receivable shall not exceed Twenty Three Million Five Hundred Thousand and No/100 Dollars ($23,500,000).
          “Borrowing Base Certificate” means a certificate, duly executed by a Financial Officer of Borrower, completed and in substantially the form of Exhibit 1.01(B) hereto. “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
          “Business Acquisition” means (i) an Investment by the Borrower or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than the Borrower or any of its Subsidiaries) that constitute substantially all of the assets of such Person or any division or other business unit of such Person.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank eurodollar market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.
          “Change of Control” means the occurrence of any event which, in Agent’s sole opinion, results in a change of control of the Borrower. For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect, to vote 50% or more of the voting power for the election of directors (or the individuals performing similar functions) of Borrower.
          “Closing Date” means the date of the initial Loan hereunder.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means all of the property of any Obligor described in any of the Security Documents.
          “Commission” means the Securities and Exchange Commission as constituted under the Securities Exchange Act of 1934, or, if at any time such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
          “Commitment Increase Agreement” means a Commitment Increase Agreement substantially in the form of Exhibit 1.01(C) among the Borrower, the Administrative Agent and a Lender.
          “Commitment Increase Notice” has the meaning assigned to such term in Section 2.18.
          “Consolidated Capital Expenditures” means, for any period, the expenditures for additions to property, plant and equipment and other capital expenditures of the Borrower and its Domestic Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Domestic Subsidiaries for such period.
          “Consolidated EBITDA” means, for any period and for any Person, Consolidated Net Income of such Person for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation, amortization and other similar non-cash charges. The Consolidated EBITDA of any Person acquired subsequent to the Closing Date shall be, as of the date of acquisition, without duplication, said Person’s Consolidated EBITDA calculated for the most recently completed twelve month period ended prior to such acquisition and, thereafter, its Consolidated EBITDA calculated on a rolling four quarter basis.
          “Consolidated Indebtedness” means the consolidated Indebtedness of the Borrower and its Subsidiaries.

          “Consolidated Interest Expense” means, for any period and for any Person, the sum of aggregate interest expense of such Person and its Subsidiaries determined on a consolidated basis for such period.
          “Consolidated Net Income” means, for any period and for any Person, the net income of such Person and its subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of any extraordinary gains or losses.
          “Control” means the power, direct or indirect, to vote 50% or more of the voting power for the election of directors (or the individuals performing similar functions) of such Person.
          “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means a Subsidiary organized or formed under the laws of the United States of America or any state, jurisdiction or territory thereof.
          “Effective Date” means March 22, 2007.
          “Eligible Accounts Receivable” shall mean, at any date of determination thereof, all of the Receivables of the Obligors (a) which arise in the ordinary course of business; (b) which are not subject to any (i) asserted defense or counterclaim or (ii) setoff; (c) which do not arise from a sale, lease or rendition of services to any Obligor or any of their respective Affiliates, or employee, officer or director of such Obligor or any of its Affiliates, or upon which any Obligor or its Affiliate is an Account Debtor; (d) with respect to which the Obligor to which such Receivable is attributed has good and indefeasible title thereto, and has granted a perfected first priority Lien in favor of the Administrative Agent on behalf of the Lenders subject only to Permitted Liens; (e) which are not payable by the United States of America or any agency, department or subdivision thereof unless Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances; (f) which are not payable by an Account Debtor located in a foreign country (except to the extent such Receivables are Eligible Foreign Accounts Receivable or are payable by an Account Debtor located in Canada); (g) which are not payable by an Account Debtor for whom fifty percent (50%) or more of the Receivables of such Account Debtor are unpaid, in the case of an Account Debtor that is rated Baa3 from Moody’s or BBB- from S&P, one hundred twenty (120) days after the invoice date thereof, or, in the case of any other Account Debtor for a period greater than ninety (90) days after the invoice date thereof; (h) which are not unpaid for a period greater than ninety (90) days after the invoice date thereof, or for any Account Debtor that is rated at least Baa3 by Moody’s or BBB- by S&P’s, one hundred twenty (120) days from the invoice date; (i) the right to receive payment of which is absolute and not contingent on the fulfillment of any condition and which do not pertain to goods that are on consignment, guaranteed sale or other conditional sale agreement; (j) which are not payable by an Account Debtor to whom any Obligor or its Affiliate is liable for goods sold or services rendered; (k) which do not exceed, with respect to all Receivables attributable to any individual Account Debtor twenty percent (20%) of total Receivables; (l) with respect to which the

Account Debtor obligated on the Receivable has not suspended business, made an assignment for the benefit of creditors, consented to or applied for the appointment of a receiver, trustee, custodian or liquidation for itself or its assets, or instituted or become the subject of any proceeding under bankruptcy, reorganization or other debtor relief laws or fails generally to pay its debts as they become due; and (m) which do not relate to Inventory that is included as Eligible Inventory in the same Borrowing Base calculation.
          “Eligible Foreign Account Debtor” means BP, plc, Compagnie Generale de Geophysique-Veritas, Fugro N.V., Norsk Hydro ASA, Sercel, Statoil ASA, Total S.A., China Oilfield Services Limited, Oil and Natural Gas Corporation Ltd., Sinopec Corp. or any wholly-owned subsidiary of any of the above and any other Account Debtor located outside of the United States of America so long as such Account Debtor or its consolidated parent is rated at least Baa1 by Moody’s or BBB+ by S&P’s; provided, any of the foregoing shall cease to be an Eligible Foreign Account Debtor if at any time their ratings or financial condition decline in the reasonable judgment of the Administrative Agent.
          “Eligible Foreign Accounts Receivable” shall mean, at any date of determination thereof, all of the Receivables of the Obligors payable by an Account Debtor located outside of the United States of America and Canada (a) which arise in the ordinary course of business; (b) which are not subject to any (i) asserted defense or counterclaim or (ii) setoff; (c) which do not arise from a sale, lease or rendition of services to any Obligor or any of their respective Affiliates, or employee, officer or director of such Obligor or any of its Affiliates, or upon which any Obligor or its Affiliate is an Account Debtor; (d) with respect to which the respective Obligor to which such Receivable is attributable has good and indefeasible title thereto, and has granted a perfected first priority Lien in favor of the Administrative Agent on behalf of the Lenders subject only to Permitted Liens; (e) which are not unpaid for a period greater than one hundred twenty (120) days after the invoice date thereof; (f) that are either (i) payable by an Eligible Foreign Account Debtor or (ii) insured in full by unconditional letters of credit or bankers acceptances satisfactory to Administrative Agent; (g) with respect to which the Account Debtor obligated on the Receivable has not suspended business, made an assignment for the benefit of creditors, consented to or applied for the appointment of a receiver, trustee, custodian or liquidation for itself or its assets, or instituted or become the subject of any proceeding under bankruptcy, reorganization or other debtor relief laws, (h) the right to receive payment of which is absolute and not contingent on the fulfillment of any condition and which do no pertain to goods that are on consignment, guaranteed sale or other conditional sale agreement; (i) which are not payable by an Account Debtor to whom any Obligor or its Affiliate is liable for goods sold or services rendered; and (j) which are not payable by an Account Debtor with whom Persons located in the United States of America are prohibited from doing business pursuant to applicable law. Notwithstanding the foregoing, in the event the ONGC Contract becomes effective, Receivables payable by ONGC may comprise up to $10,000,000 of the Eligible Foreign Accounts Receivable.
          “Eligible Inventory” shall mean, at any date of determination thereof, all Inventory of the Obligors costed on a FIFO basis (a) with respect to which the respective Obligor has good and indefeasible title thereto and has granted a perfected first priority Lien in favor of the Administrative Agent on behalf of the Lenders, subject only to Permitted Liens; (b) which is located within the United States of America (excluding its territories or possessions); (c) which is in good condition and usable for the purpose for which it is intended (determined in accordance with applicable industry standards); (d) which is held for sale, lease or use in the ordinary and usual course of the Obligor’s respective businesses; (e) which is not in the process of being shipped, stored or commingled with property of any Person other than the Obligors; and (f) which is not subject to any claim disputing the Obligor’s right to or title to possession or subject to any negotiable or non-negotiable document of title.
          “Environmental Laws” means all Laws, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
          “Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower or any Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or, to the knowledge of Borrower, threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed against the Borrower or any Subsidiary with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer

Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in ARTICLE VII.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender that is in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(b).
          “Existing Letters of Credit” means those certain letters of credit described on Schedule 1.01A.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the letter agreement dated February 1, 2007, between the Borrower and the Administrative Agent pertaining to certain fees payable to the Administrative Agent.
          “FIFO” means the inventory valuation method used and described in the Borrower’s financial statements and in its Form 10-Q and Form 10-K which approximates the conventional first-in-first-out inventory valuation method.
          “Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
          “Fixed Charge Coverage Ratio” means, at any date, the ratio of (i) Consolidated EBITDA less the sum of: (A) cash income tax expense, (B) non-financed Consolidated Capital

Expenditures and (C) capitalized research and development costs; to (ii) the scheduled payments of (A) lease payments, (B) payments of principal of Indebtedness, (C) Consolidated Interest Expense actually paid and (D) dividends paid in cash, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.
          “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is not organized or incorporated in the United States or any State or territory thereof.
          “GAAP” means, generally accepted accounting principles in the United States of America in effect from time to time and may include averaging methods and other approximations not inconsistent with the requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
          “Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.

          “Guarantor” means, subject to Section 9.08, each Person listed on the signature pages hereof as a guarantor and each Person that becomes a Guarantor hereafter pursuant to Section 5.09, but shall not include any Foreign Subsidiary.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates and associated oil or natural gas exploration, production and development wastes that are not exempted or excluded from being defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” and “toxic substances” under such Environmental Laws.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deposits from customers of Borrower or its Subsidiaries in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable incurred in the ordinary course of business that are not more than sixty (60) days past due and (ii) accounts payable incurred in the ordinary course of business that are more than sixty (60) days past due and that, in the aggregate, do not exceed Ten Million and No/100 Dollars ($10,000,000) at any time outstanding), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) any other items required to be listed as a liability under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Insured Foreign Accounts Receivable” means Receivables guaranteed under a credit insurance policy that has been provided to Administrative Agent and that is reasonably acceptable to Administrative Agent.
          “Intellectual Property” has the meaning given in Section 3.10.
          “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Equity Interests of any other Person (including any Subsidiary of the Borrower) and (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person (other than, in the case of the Borrower, to a Subsidiary or, in the case of a Subsidiary, to the Borrower or another such Subsidiary). The amount of any investment shall be the original cost of such investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Issuing Lender” means Citibank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 1.01(D) or such other form as the Administrative Agent shall approve executed by any new Material Subsidiary making such Subsidiary a Guarantor and hypothecating substantially all of its assets as security for the Secured Obligations.
          “Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Government Approvals and Orders of all Governmental Authorities, whether now or hereafter in effect.

          “LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted into a Revolving Loan pursuant to Section 2.04(f) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.01 as Lenders and any New Lender and any other Person that shall have become any of such Lenders hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Leverage Ratio” means, at any date, the ratio of (i) Total Funded Debt at such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date for which financial information is available.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Letters of Credit (and any applications therefor and reimbursement agreements relating thereto), the Security Documents, the Fee Letter, each Swap Agreement entered into pursuant to Section 6.06 with any Lender or an Affiliate of a Lender and any other agreements and documents executed and delivered in connection with this Agreement.

          “Loans” means the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of any of the Obligors to perform its obligations under the Loan Documents or (iii) the ability of the Administrative Agent or the Lenders to enforce their rights and remedies thereunder.
          “Material Contract” means any contract or agreement, written or oral, to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) which is listed as a “Material Contract” in the most recently filed Form 10-K of the Borrower.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Moody’s” means Moody’s Investors Services Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “New Lender” has the meaning set forth in Section 2.18.
          “New Lender Agreement” means an agreement among the Borrower, the Administrative Agent and a New Lender in substantially the form of Exhibit 1.01(E) or a form that is reasonably satisfactory to the Administrative Agent.
          “Note” has the meaning set forth in Section 2.08(f).
          “Obligations” means all of the duties, obligations and liabilities of any kind of the Borrower and each Guarantor hereunder or under any of the Loan Documents.
          “Obligors” means the Borrower and each Guarantor.
          “ONGC Contract” means that certain Supply Order for Wireline Distributed Telemetry Data Acquisition Systems including Sensors dated March 1, 2006 placed on M/s Input/Output, Inc., by Oil and Natural Gas Corporation Limited.
          “Order” means a binding order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any of the other Loan Documents.
          “Participant” has the meaning set forth in Section 10.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from Standard & Poor’s Rating Service and P-1 from Moody’s Investor’s Service, Inc.;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three (3) years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or any Lender;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated or invest solely in the assets described in clauses (a) through (d) above and (iii) have portfolio assets of at least $500,000,000;
     (f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three (3) years after the date of acquisition and having, at such date, the highest rating obtainable from either S&P or Moody’s;
     (g) any interest bearing account at, or certificate of deposit maturing not more than three (3) years after such time issued by, a U.S. savings and loan association which has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long term unsecured debt and which has combined capital and surplus and undivided profits of not less than $500,000,000;

     (h) any interest bearing account at, or certificate of deposit maturing not more than one year after such time, payable in U.S. Dollars and issued by, (i) a foreign banking institution or foreign branch of a U.S. banking institution, which banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s on its long-term unsecured debt and combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any foreign subsidiary of a U.S. banking institution, which U.S. banking institution has a rating of “A-” or better from S&P or a rating of “A3” or better from Moody’s and which subsidiary has combined capital and surplus and undivided profits of not less than $500,000,000 or (iii) by any Lender;
     (i) any evidence of Indebtedness (including variable rate demand notes), maturing not more than three (3) years after such time, issued by any State of the United States, by any county or municipality organized or incorporated under the laws of any State of the United States or by any agency or subdivision of any of the foregoing, in each case rated “A-” or better by S&P or rated “A3” or better by Moody’s;
     (j) any auction rate or preferred securities issued by domestic or foreign corporations, municipalities, or closed-end management investment companies and are designed as short term money market instruments rated “A-” or better by S&P or rated “A3” or better by Moody’s, provided that such Investment will not result in any violation of F.R.S. Board Regulation U and further provided that the Borrower’s ownership interest will not exceed (and will not be convertible into shares which exceed) 5% of the issuer’s outstanding shares entitled to vote unless such ownership interest is acquired pursuant to a merger agreement between the Borrower and such issuer); and
     (k) any mutual funds or similar investment vehicles investing primarily in Investments of the types set forth in the foregoing clauses (a) through (k), provided that ratings requirements shall be applicable to the mutual fund rather than the underlying Investments, as follows: such mutual funds shall, in each case, have a rating of “A-” or better from S&P or a rating of “A3” from Moody’s or a rating satisfactory to the Administrative Agent from another recognized rating agency satisfactory to the Administrative Agent, provided, however, that it is agreed that (i) any Investment which when made complies with the requirements of any of the foregoing clauses (g), (h) or (i) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (j) or (k) shall be permitted to be made directly or indirectly through a mutual fund if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; and
     (l) with respect to Foreign Subsidiaries only, any Investments outside of the United States by the Borrower or any of its Subsidiaries which are the functional foreign equivalents in all material respects to the investments described in the foregoing clauses (a) through (l) of this definition.
          “Permitted Liens” means:

     (a) Liens in favor of the Agent or the Lenders created by the Security Documents;
     (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and identified on Schedule 1.01A hereto;
     (c) Liens that secure Indebtedness permitted by clause (e) of Section 6.01;
     (e) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;
     (f) Liens imposed by Law for taxes that are not yet due or are being contested in compliance with Section 5.04;
     (g) Statutory Liens of landlords, statutory liens of banks and rights of setoff, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’ and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
     (h) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, other social security Laws or regulations and by other similar Laws;
     (i) Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, government contracts, surety and appeal bonds, performance bonds, return-of-money-bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (j) easements, zoning restrictions, rights-of-way, licenses, restrictions on the use of property or other minor imperfections in title and similar encumbrances on real property and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
     (k) leases or subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of Borrowers or any of their Subsidiaries;
     (l) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;
     (m) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

     (n) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements (but not Swap Agreements) entered into in the ordinary course of business of the Borrower and its Subsidiaries;
     (o) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;
     (p) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
     (q) any obligations or duties affecting any of the property of any Person to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;
     (r) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;
     (s) Liens on cash collateral or Permitted Investments for the Existing Letters of Credit and Letters of Credit permitted under Section 6.01(h), not to exceed the face amount thereof;
     (t) Liens reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;
     (u) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property or assets of Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and (iv) such Lien, unless otherwise permitted hereunder, is terminated within ninety (90) days of such Person’s becoming a Subsidiary;
     (v) any Liens on capital assets acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (j) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property of Borrower or any of its Subsidiaries;

     (w) any Liens created pursuant to any Swap Agreement (i) with any Lender or any Affiliate of such Lender, or (ii) with any other Person, provided that the aggregate value of the obligation secured by all such Liens permitted by this clause (x)(ii) shall not exceed $3,000,000 in the aggregate at any one time outstanding;
     (x) Liens to secure Capital Lease Obligations permitted under Section 6.01(e); provided that such Liens attach only to the Property that is the subject of such Capital Lease Obligation;
     (y) any Liens securing purchase money indebtedness; and
     (z) any extension, renewal or replacement of the foregoing, provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness (other than any refinancing thereof) or property (other than a substitution of like property).
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Re-Allocation Date” has the meaning set forth in Section 2.18.
          “Receivables” shall mean all of a Person’s existing and future rights to payment for goods sold or leased or for services rendered which are not evidenced by an instrument or chattel paper, whether or not earned by performance.
          “Register” has the meaning set forth in Section 10.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 66% of the sum of the total Revolving Credit Exposures and unused Revolving Loan Commitments at such time.
          “Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate, or in any other way address any Hazardous

Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
          “Revolving Credit Lender” means a Person shown as having a Revolving Loan Commitment on Schedule 2.01.
          “Revolving Credit Termination Date” means the fourth anniversary of the Closing Date.
          “Revolving Loan” means a Loan made pursuant to Section 2.01.
          “Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $75,000,000.
          “S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.
          “Secured Obligations” means the Obligations and all duties, obligations and liabilities of any kind of the Borrower and each Guarantor under any Swap Agreements with any of the Lenders or their Affiliates.
          “Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit 1.01(F) among the Obligors and the Administrative Agent for the benefit of the Secured Parties.
          “Security Documents” means the Security Agreement, the Guarantees, each Joinder Agreement (when executed by a new Subsidiary), and each other security document or pledge agreement delivered in accordance with applicable Law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement or any security agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.
          “Senior Convertible Notes” means those certain 5.50% Convertible Senior Notes due 2008 issued by the Borrower pursuant to that certain Indenture dated December 10, 2003.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and (b) with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stockholders’ Equity” means, as of any date of determination, the consolidated stockholders’ equity of the Borrower and its Domestic Subsidiaries determined in accordance with GAAP, after deducting from stockholders’ equity such portion thereof as is properly attributable to minority interests in Subsidiaries as reflected in the financial statements most recently delivered.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any direct or indirect subsidiary of the Borrower.
          “Subordinated Indebtedness” means (i) Indebtedness of any Subsidiary having maturities and terms, and which is subordinated to payment of the Revolving Loan, and approved (with respect to the maturity and subordination terms only, but approval of the Administrative Agent shall not be required for the incurrence of such Indebtedness generally) in writing by the Administrative Agent and which, in aggregate principal amount, is less than ten percent (10%) of

Stockholders’ Equity and (ii) unsecured subordinated Indebtedness of the Borrower (which may be Guaranteed by the Subsidiaries of the Borrower on an unsecured basis) provided that such Indebtedness is subordinated to payment of the Revolving Loan as approved in writing by the Administrative Agent, (which approval of subordination terms (including any description of “senior” debt) shall be required for any such Indebtedness).
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Funded Debt” means all funded Consolidated Indebtedness, plus Capital Lease Obligations and issued letters of credit.
          “Transactions” means the execution, delivery and performance by the Borrower and the Guarantors of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UCP 500” shall have the meaning set forth in Section 10.09(b).
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or a “Eurodollar Revolving Borrowing”).
          Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
ARTICLE II
The Credits
          Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not exceed the Available Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the appropriate Lenders ratably in accordance with their respective Revolving Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (a) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (b) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Loan Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

          (c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Termination Date.
          Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or scanned copy sent by email to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit 2.03. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          Section 2.04 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the

Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Loan Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that any Letter of Credit may provide for a later expiration date if, ninety (90) days prior to the Revolving Credit Termination Date (or simultaneously with the issuance (or, if applicable, the renewal) thereof if issued after the date that is ninety (90) days prior to such date), the Borrower pledges to the Issuing Bank in a manner reasonably satisfactory to it, funds in an account with the Issuing Bank equal to 105% of the face amount of such Letter of Credit. After the Obligations are satisfied in full, any Letter of Credit with an expiration after the Revolving Credit Termination Date shall be considered issued solely by the Issuing Bank.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount, equal to such LC Disbursement not later than 2:00 p.m.,

Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000 and no Default has occurred and is continuing, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.11(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.10(c). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          Section 2.05 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Lender.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          Section 2.06 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          Section 2.07 Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Revolving Loan Commitments shall terminate on the Revolving Credit Termination Date.
          (b) The Borrower may at any time terminate or from time to time reduce the Revolving Loan Commitments; provided that (A) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Credit Exposures would exceed the total Revolving Loan Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Subject to the rights of Borrower under Section 2.18, any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Loan Commitments.
          (d) Upon payment of the Senior Convertible Notes, the Revolving Loan Commitments shall be reduced in accordance with
Section 2.08(b).
          Section 2.08 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Termination Date.

          (b) In the event the Senior Convertible Notes are paid in part or in full the Revolving Loan Commitments will be permanently and ratably reduced on each anniversary of such payment until the Revolving Credit Termination Date in an amount equal to twenty percent (20%) of the full amount so paid.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note (each, a “Note”) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit 2.08(f) hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          Section 2.09 Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.
          (b) Each prepayment pursuant to Section 2.09(b) shall be applied to reduce pro rata all Loans comprising the designated Borrowing being prepaid.
          (c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Loan Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
          Section 2.10 Fees.
          (a) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Margin on the daily amount of the unused Revolving Loan Commitment of such Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Loan Commitment terminates; provided that, if such Revolving Credit Lender continues to have any Revolving Credit Exposure after its Revolving Loan Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Revolving Credit Lender’s Revolving Credit Exposure from and including the date on which its Revolving Loan Commitment terminates to but excluding the date on which it ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Commitment terminates and the date on which it ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.100% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter, or otherwise separately agreed upon, between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Credit Lenders. Fees paid shall not be refundable under any circumstances.
          Section 2.11 Interest.
          (a) Subject to Section 10.13, the Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
          (b) Subject to Section 10.13, the Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Notwithstanding the foregoing but subject to Section 10.13, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or any other Event of Default shall occur and be continuing, the Loan shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Subject to Section 10.13, accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Subject to Section 10.13, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          (f) In the event that any financial statement or certificate delivered pursuant to this Agreement is shown to be inaccurate (regardless of whether this Agreement or the Revolving Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the highest margin were applicable for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This Section 2.11(f) shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.11(d) and Section 7.01.
          Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Eurodollar Loan having the shortest Interest Period which is not unavailable under clauses (a) through (b) of this Section, and if no Interest Period is available, as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          Section 2.13 Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or
     (ii) impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          Section 2.15 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except as a result of the finding by a court of competent jurisdiction in a final, non-appealable order that said sums were imposed as a result of the willful misconduct or gross negligence of the Administrative Agent or Issuing Lender, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. No Administrative Agent, Lender or Issuing Lender shall be entitled to receive any payment with respect to Indemnified Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date such Administrative Agent, Lender or Issuing Lender gives notice and demand thereof to the Borrower.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment as the Administrative Agent may reasonably request.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or under any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (g) Each Lender and Issuing Lender shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable lending office or change the jurisdiction of its applicable lending office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.15; provided that no such selection or change of the jurisdiction for its applicable lending office shall be made if, in the reasonable judgment of such Lender or Issuing Lender, such selection or change would be materially disadvantageous to such Lender and Issuing Lender.
          Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, Section 2.14 or Section 2.15, or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 2000 W. Sam Houston Parkway South, Suite 600, Houston, Texas 77042, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Section 2.13, Section 2.14, Section 2.15 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), or Section 2.04(e), Section 2.05(a) or Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          Section 2.17 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.
          Section 2.18 Increase of Commitments.

          (a) If no Default or Event of Default shall have occurred and be continuing, the Borrower may at any time and from time to time request an increase of the aggregate Revolving Loan Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) such increase shall not exceed $25,000,000, and (ii) the Revolving Loan Commitment of any Lender may not be increased without such Lender’s consent. The Administrative Agent shall, within five (5) Business Days after receipt of the Commitment Increase Notice, notify each Lender of such request. Each Lender desiring to increase its Revolving Loan Commitment shall so notify the Administrative Agent in writing no later than twenty (20) days after receipt by the Lender of such request. Any Lender that accepts an offer to it by the Borrower to increase its Revolving Loan Commitment pursuant to this Section 2.18 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Loan Commitment as so increased, and the definition of Revolving Loan Commitment in Section 1.01 hereof shall be deemed to be amended to reflect such increase. Any Lender that does not notify the Administrative Agent within such period that it will increase its Revolving Loan Commitment shall be deemed to have rejected such offer to increase its Revolving Loan Commitment. No Lender shall have any obligation whatsoever to agree to increase its Revolving Loan Commitment. Any agreement to increase a Lender’s pro rata share of the increased Revolving Loan Commitment shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other increasing Lenders.
          (b) If any portion of the increased Revolving Loan Commitments is not subscribed for by such Lenders, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions approved by Administrative Agent the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolving Loan Commitments pursuant to paragraph (c) or (d) below, as applicable, by notifying the Administrative Agent. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer such unsubscribed commitments to certain existing Lenders, to the additional banks or financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolving Loan Commitments.
          (c) Any additional bank or financial institution that the Borrower selects to offer participation in the increased Revolving Loan Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement setting forth its Revolving Loan Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Revolving Loan Commitment in Section 1.01 hereof shall be deemed amended to increase the aggregate Revolving Loan Commitments of the Lenders by the Revolving Loan Commitment of such New Lender, provided that the Revolving Loan Commitment of any New Lender shall be an amount not less than $10,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.
     (d) Any Lender that accepts an offer to it by the Borrower to increase its Revolving Loan Commitment pursuant to this Section 2.18 shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Loan Commitment as so increased, and the definition of Revolving Loan Commitment in Section 1.01 hereof shall be deemed to be amended to reflect such increase.
     (e) The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower in form and substance reasonably satisfactory to the Administrative Agent. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.
     (f) If any bank or financial institution becomes a New Lender pursuant to Section 2.18(c) or any Lender’s Revolving Loan Commitment is increased pursuant to Section 2.18(d), additional Revolving Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Revolving Loan Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Revolving Loans in excess of its Revolving Loan Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Revolving Loan Commitments to the extent of, and pro rata based on, their respective Revolving Loan Commitments), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan, on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Revolving Loan Commitments in effect on and after such Re-Allocation Date.
     (g) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     Section 3.01 Organization. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the requisite power and authority to conduct its business in each jurisdiction in which its business is conducted, and (iii) is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which it is required to be so qualified or licensed except, with respect to each of the foregoing clauses (i), (ii) and (iii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No proceeding to dissolve any Obligor is pending or, to the Borrower’s knowledge, threatened.
     Section 3.02 Authority Relative to this Agreement. Each Obligor has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary corporate, limited liability company, or partnership action on the part of each Obligor that is a party thereto. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
     Section 3.03 No Violation. The Transactions will not:
     (a) result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement or limited liability company agreement of the Borrower or any of its Subsidiaries or any resolution adopted by the Board of Directors, shareholders, partners, members or managers of the Borrower or any of its Subsidiaries;
     (b) result in the imposition of any Lien on any of the Equity Interests of any Subsidiary or any of its assets other than the Liens created under the Loan Documents;
     (c) result in, or constitute an event that would be, a breach, violation or default under any Governmental Approval held by, or relating to the business of the Borrower or any of its Subsidiaries, in each case that could reasonably be expected to have a Material Adverse Effect;
     (d) require the Borrower or any of its Subsidiaries to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or assign Liens created under the Loan Documents and (iii) consents, waivers, approvals, exemptions, authorizations other actions, filings and notices the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect; or
     (e) violate any Law or Order applicable to the Borrower or any of its Subsidiaries or by which its properties or assets may be bound, except where such violation could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.04 Financial Statements. The Borrower has previously furnished to the Administrative Agent the consolidated balance sheets of Borrower and its subsidiaries as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the two years in the period ended December 31, 2006, the notes thereto and the related financial statement schedule (all as contained in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2006) (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition on a consolidated basis of the entities described in such Financial Statements as of their respective dates and the results of operations and cash flows of the entities described in such Financial Statements for the periods ended on such dates in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to normal year-end adjustments. Since December 31, 2006, there has been no change that would have a Material Adverse Effect.
     Section 3.05 No Undisclosed Liabilities. Except as set forth in Schedule 3.05, the Borrower and its Subsidiaries have no material liabilities or obligations of any nature except for (i) liabilities or obligations reflected or reserved against in the Financial Statements or in the financial statements most recently delivered by the Borrower pursuant to Section 5.01, (ii) current liabilities incurred in the ordinary course of business since the date of such financial statements, (iii) liabilities or obligations that are not required to be included in financial statements prepared in accordance with GAAP, and (iv) liabilities or obligations arising under Governmental Approvals or contracts to which the Borrower or any of its Subsidiaries is a party or otherwise subject.
     Section 3.06 Litigation. Schedule 3.06 briefly describes each action, suit or proceeding pending before any Governmental Authority or arbitration panel, or to the knowledge of the Borrower threatened, (A) involving the Transactions, or (B) against the Borrower or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such) or affecting the business or assets owned or used by the Borrower or any of its Subsidiaries that, individually or in the aggregate, if in either case was adversely determined could reasonably be expected to have a Material Adverse Effect.
     Section 3.07 Compliance with Law. Each of the Borrower and its Subsidiaries is in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where the failure to be in compliance or to take any remedial action could reasonably be expected to result in a Material Adverse Effect; and (ii) neither the Borrower nor any of its Subsidiaries has received any notice of, nor does any of them have knowledge of, the assertion by any Governmental Authority of any such failure to be in compliance or of any obligation of the Borrower or any Subsidiary to undertake any such remedial action under any Law.
     Section 3.08 Material Contracts. The Borrower is not aware of any pending or threatened termination or cancellation of any Material Contract. Neither the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any other party to a Material Contract is in default thereunder, and no other event has occurred and no other condition exists that, with notice or lapse of time or both, would constitute a default by the Borrower or any Subsidiary or, to its knowledge, any other party under any Material Contract.
     Section 3.09 Properties. Each of the Borrower and its Subsidiaries owns (with good and defensible title in the case of real property, subject only to the matters permitted by the following sentence), or has valid leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business. All such properties and assets are free and clear of all Liens except Permitted Liens. Except to the extent that would not reasonably be expected to result in a Material Adverse Effect, the properties of the Borrower and its Subsidiaries are in good operating order, condition and repair, ordinary wear and tear excepted.
     Section 3.10 Intellectual Property.
     (a) As of the Closing Date, none of the patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights (the “Intellectual Property”) owned by the Borrower or any of its Subsidiaries has been declared invalid or is the subject of a pending or, to the knowledge of the Borrower, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and neither the Borrower nor any of its Subsidiaries has received any written notice or claim, of any infringement, misuse or misappropriation of any patent, trademark, trade name, copyright, license or similar intellectual property right owned by any third party that, in any case, would reasonably be expected to cause a Material Adverse Effect by the Borrower or any of its Subsidiaries. The rights of the Borrower and its Subsidiaries in the Intellectual Property are free and clear of any Liens other than Permitted Liens.
     (b) To the Borrower’s knowledge the conduct by the Borrower and its Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person which could reasonably be expected to result in a Material Adverse Effect.
     Section 3.11 Taxes. All tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all Taxes imposed upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except, in each case, where such unpaid taxes are being contested in good faith and appropriate reserves made therefor. The Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries that is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and which, if imposed, could reasonably be expected to result in a Material Adverse Effect; provided that, in any such case such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     Section 3.12 Environmental Compliance. Except for such matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect,
     (a) neither the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law or has become subject to any Environmental Liability.
     (b) neither the Borrower nor any of its Subsidiaries has received any notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability;

     (c) to the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of Law;
     (d) there is no proceeding pending against the Borrower or any of its Subsidiaries by any Governmental Authority with respect to the presence on or release of any Hazardous Material from any real property or facility owned or operated at any time by the Borrower or any of its Subsidiaries or otherwise used in connection with their respective businesses; and
     (e) the Borrower has no knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened Release) from, on or under any real property or facility owned or operated by the Borrower or any of its Subsidiaries, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any applicable Environmental Law.
     Section 3.13 Labor Matters. There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters which could reasonably be expected to result in a Material Adverse Effect.
     Section 3.14 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     Section 3.15 Insurance. As of the Closing Date, Schedule 3.15 lists all policies or binders of fire, liability, worker’s compensation, vehicular or other insurance held by or for the benefit of the Borrower or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders). All such insurance is in full force and effect, is with financially sound and reputable insurers and is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by the Borrower and its Subsidiaries, and lists the Administrative Agent as an additional insured on liability policies and as a co-loss payee on property and casualty policies.
     Section 3.16 Solvency. Immediately following the making of each Loan on the Closing Date and after giving effect to the application of the proceeds of such Loan, (a) the fair market value of the assets of each Obligor (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities; (b) the present fair saleable value of the property of each Obligor (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) each Obligor (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities as they become absolute and mature; and (d) each Obligor (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Closing Date.

     Section 3.17 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.
     Section 3.18 Subsidiaries. Schedule 3.18 lists, for each Subsidiary of the Borrower, its full legal name, its jurisdiction of organization, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.
     Section 3.19 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     Section 3.20 Location of Inventory. At least eighty percent (80%) of inventory that is not in transit to customers in the ordinary course of business owned by the Borrower or its Domestic Subsidiaries is located at the locations listed on Schedule 4.01(k).
ARTICLE IV
Conditions
     Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) The Administrative Agent shall have received a favorable written opinion addressed to the Administrative Agent and the Lenders and dated the Effective Date of (i) David Roland, Esq., general counsel of Borrower and (ii) Mayer, Brown, Rowe & Maw LLP, counsel for the Borrower, in a form satisfactory to the Administrative Agent and covering such other matters relating to the Borrower, the Domestic Subsidiaries, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Domestic Subsidiaries, the authorization of the Transactions, the authority of each natural Person executing any of the Loan Documents on behalf of any Obligor and any other legal matters relating to the Borrower, its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Each Lender requesting a promissory note evidencing Loans made by such Lender shall have received from the Borrower a Note payable to such Lender.
     (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder to the extent that invoices have been provided to the Borrower in advance of the Effective Date.
     (f) All material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Borrowers and its Subsidiaries shall have been obtained and be in full force and effect.
     (g) The Administrative Agent shall have received an audit report of an asset audit of Borrower’s and its Subsidiaries’ assets, including an audit of account receivable and inventory and a calculation of the Borrowing Base, which audit shall be in form and substance satisfactory to Administrative Agent and prepared by a third party auditor acceptable to Administrative Agent.
     (h) The Administrative Agent shall have received each of the Security Documents from each applicable Obligor and same shall constitute satisfactory security documentation to create first priority security interests in the Collateral subject only to Permitted Liens.
     (i) The Administrative Agent shall have received original certificates evidencing all certificated securities subject to the Lien of the Security Documents, together with transfer powers in blank.
     (j) The Administrative Agent shall have received reports of UCC, tax and judgment Lien searches conducted by a reputable search firm with respect to each of the Borrower and its Domestic Subsidiaries in each location reasonably requested by the Administrative Agent and the information disclosed in such reports shall be reasonably satisfactory to the Administrative Agent.

     (k) The Administrative Agent shall have received, to the extent obtainable using reasonable commercial efforts, from the landlord of the leases identified on Schedule 4.01(k) an executed agreement consenting to the security interest and the exercise of remedies by the Administrative Agent with respect thereto.
     (l) The Lenders shall have received details of the legal and capital structure of the Borrower which shall be reasonably satisfactory to the Lenders.
     (m) The Administrative Agent shall have received evidence of the payment in full of all obligations under the Existing Facility and of the termination thereof and released all liens securing such Existing Facility.
     Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for each Borrowing and shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent same relates to an earlier date in which case it shall be true and correct as of such earlier date.
     (b) No Material Adverse Effect shall have occurred since the date of the most recent Borrowing by the Borrower or, in the case of the Initial Borrowing, since December 31, 2006.
     (c) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the Issuing Lender and the Administrative Agent shall have received a request for the issuance of a Letter of Credit as required by Section 2.04(c).
     (d) At the time of, and immediately after giving effect to, such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (except as expressly permitted to extend past the Revolving Credit Termination Date pursuant to Section 2.04(c)) and all LC Disbursements shall have been reimbursed, the Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenant and agree with the Lenders that:
     Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent:
     (a) Within twenty (20) days after the Borrower is required to file the same with the Commission, copies of the annual reports, quarterly reports and current reports containing financial statements and related financial information (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934; provided, however, that the foregoing shall not be deemed to require the Borrower to furnish any current reports filed with the Commission that include the Borrower’s public announcement of its quarterly financial results of operations and related financial information each fiscal quarter. If the Borrower is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13(a) of the Securities Exchange Act of 1934 in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.
     (b) Within sixty (60) days of the end of each fiscal quarter of the Borrower, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14 and Section 6.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the last audited financial statements delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (c) within thirty (30) days after the end of each month, a Borrowing Base Certificate, together with supporting calculations, accounts receivable aging report and such other schedules, computations and other information as may be requested by the Administrative Agent.
     (d) promptly after the same become available, copies of all proxy statements distributed by the Borrower to its shareholders generally concerning material developments in the business of the Borrower or any of its Subsidiaries;
     (e) within ninety (90) days following the commencement of each fiscal year, the Borrower’s operating and capital expenditure budgets and cash flow forecast for such fiscal year (which shall include a projected consolidated balance sheet summary for the Borrower and its Subsidiaries as of the last day of such fiscal year and the related projected statements of consolidated income and cash flows for such fiscal year);
     (f) promptly upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon any Obligor’s obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental

Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect, (ii) any release of Hazardous Substances on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law which could reasonably be expected to result in a Material Adverse Effect, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law which could reasonably be expected to result in a Material Adverse Effect. Such notice shall contain a certificate of an executive officer of such Obligor, setting forth, in reasonable detail, such matter and the actions, if any, that such Obligor is required or proposes to take; and
     (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request in order to enable the Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with; provided that the foregoing shall not be construed to expand the provisions of Section 5.06 with respect to annual audits.
     Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent promptly, and, in any event, within five (5) Business Days, written notice of the following:
     (a) the occurrence of any Default of which the Borrower has knowledge and the action that the Obligors are taking or propose to take with respect thereto;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;
     (d) any default by the Borrower under any Material Contract, together with a description of the nature of such default and any action taken or proposed to be taken with respect to such default; and
     (e) any other development with respect to the Borrower and its Subsidiaries that results in, or could reasonably be expected to result in, a Material Adverse Effect.
     Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and maintain its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not allow or prohibit any merger, consolidation, liquidation or dissolution to the extent same is or is not permitted under Section 6.03.
     Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of its business in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business, and the respective businesses of its Subsidiaries, carried on in connection therewith may be properly conducted at all times in accordance with standard industry practices unless the failure to so keep, preserve, protect and maintain such property or the failure to make such repairs, renewals or replacements could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and shall cause the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.
     Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower will and will cause each of its Subsidiaries to permit the Administrative Agent to engage a third party auditor (after obtaining estimates from two auditors) to provide an audit of the type description in Section 4.01(h) if requested by the Administrative Agent at the expense of Borrower; provided that such audits will be limited to once per calendar year unless an Event of Default exits or any such audit is not reasonably acceptable to Administrative Agent.
     Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws (including Environmental Laws as more fully set forth in Section 5.12, below) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to (i) repay amounts outstanding under the Senior Convertible Notes, only so long as the Available Amount is at least $30,000,000 after giving effect to such repayment (ii) pay the fees, expenses and other transaction costs of the transactions contemplated hereby; and (iii) fund working capital needs and for general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Subsidiaries relating to their respective lines of business.
     Section 5.09 Additional Guarantees and Security Documents.
     (a) Within thirty (30) days after any Person becomes a Subsidiary after the Effective Date, the Borrower shall, or shall cause (i) any such Subsidiary that is a Domestic Subsidiary to, execute and deliver a Joinder Agreement under which such Domestic Subsidiary shall become a Guarantor and grant a security interest in substantially all of its assets as security for the Secured Obligations including 100% of the Equity Securities of any Domestic Subsidiary and 65% of the Equity Securities of any Foreign Subsidiary of such Subsidiary, and (ii) the parent of any such Subsidiary to pledge 100% of the Equity Securities of any Domestic Subsidiary or 65% of the Equity Securities of any Foreign Subsidiary to the Administrative Agent and to deliver to the Administrative Agent such other documents relating to such Domestic Subsidiary as the Administrative Agent may reasonably request; provided that (i) no Foreign Subsidiary shall be required to deliver such an agreement, and (ii) no more than 65% of the Equity Securities of any Foreign Subsidiary shall be pledged to the Administrative Agent.
     Section 5.10 Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent, in each case, where such failure to comply would not reasonably be expected to result in a Material Adverse Effect. The Borrower and each Subsidiary shall furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan sponsored, maintained or contributed to by any of said Persons, as may be reasonably requested by the Administrative Agent.
     Section 5.11 Compliance With Agreements. The Borrower shall, and shall cause its Subsidiaries to, comply in all respects with each material term, condition and provision of all Material Contracts except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower or any such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves therefor are maintained in accordance with GAAP.

     Section 5.12 Compliance with Environmental Laws; Environmental Reports. In addition to and without limiting the generality of Section 5.07, the Borrower shall, and shall cause its Subsidiaries to, (i) comply in all respects with all Environmental Laws applicable to its operations and real property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all material Governmental Approvals required under Environmental Laws applicable to its operations and real property except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) conduct any legally required Response in accordance with applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that neither the Borrower nor any of its Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     Section 5.13 Further Assurances. The Borrower will, and will cause each Guarantor to, at its own cost and expense, to promptly (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
     Section 5.14 Intellectual Property. The Borrower agrees that, following an Event of Default, it shall provide the Administrative Agent with a complete list of its Intellectual Property upon the request of the Administrative Agent. The Borrower for itself and its Subsidiaries authorizes the Administrative Agent, following any Event of Default, to make any filings with the United States Patent and Trademark Office as determined to be necessary or desirable by Administrative Agent in its sole discretion in order to further perfect its rights thereto.
     Section 5.15 Landlord Lien Waivers. Subject to Section 5.16, the Borrower agrees that it will cause to be delivered to Administrative Agent landlord lien waivers or subordinations executed by landlords in a form reasonably satisfactory to Administrative Agent such that Administrative Agent shall have received such waivers or subordinations with respect to locations where at least eighty percent (80%) of Borrower’s or its Domestic Subsidiaries’ inventory that is not in transit to customers in the ordinary course of business is located. Such waivers or subordinations shall be delivered following such time, if any, that inventory has been moved to a location not covered by a waiver or subordination previously delivered and has remained at such location for thirty (30) days.
     Section 5.16 Post Closing Conditions. Attached hereto on Schedule 5.16 are certain items that the parties hereto have agreed will be completed after the Closing Date (the “Post Closing Conditions”). In the event that any of the Post Closing Conditions are not satisfied by the date set forth for completion of such Post Closing Condition indicated on Schedule 5.16, it shall be an Event of Default hereunder, and the Administrative Agent and Lenders shall be entitled to exercise their remedies hereunder and under the other Loan Documents.

ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated (except as expressly permitted to extend past the Revolving Credit Termination Date pursuant to Section 2.04(c)) and all LC Disbursements shall have been reimbursed, the Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenants and agrees with the Lenders that:
     Section 6.01 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness created hereunder or under any of the Loan Documents, including renewals, extensions and refinancings hereof or thereof;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;
     (c) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor;
     (d) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;
     (e) Trade payables of Borrower or any Domestic Subsidiary to any Foreign Subsidiary and of any Foreign Subsidiary to Borrower or any Domestic Subsidiary not to exceed $30,000,000 in the aggregate at any time outstanding;
     (f) Guarantees by the Borrower of Indebtedness of any Guarantor and by any Subsidiary of Indebtedness of the Borrower or any other Guarantor, to the extent such Indebtedness is permitted hereunder;
     (g) Capital Lease Obligations that, in the aggregate do not exceed $30,000,000 at any time outstanding; and
     (h) the Existing Letters of Credit until the termination date thereof without giving effect to any automatic extensions and additional letters of credit that are not issued hereunder or by any Lender up to an aggregate maximum amount at any time of $6,000,000.
     (i) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) none of the properties of the Borrower or any of its other Subsidiaries is bound with respect to such Indebtedness, and (iii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $10,000,000 at any time outstanding;

          (j) Indebtedness of Borrower and its Subsidiaries secured by Liens permitted by clause (v) of the definition of “Permitted Liens” up to but not exceeding $15,000,000 at any one time outstanding;
          (k) purchase money Indebtedness, including all extensions, renewals, refinancings and modifications thereof;
          (l) Subordinated Indebtedness;
          (m) Indebtedness arising on account of deferred charges, deferred workers compensation liabilities, or deferred employee medical liabilities;
          (n) any financed insurance premiums;
          (o) indemnities in the ordinary course of business; and
          (p) other unsecured Indebtedness of Borrower and its Subsidiaries in an aggregate principal amount not exceeding $4,000,000 at any time outstanding.
          Section 6.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or rights in respect of any thereof, except for Permitted Liens.
          Section 6.03 Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
     (a) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation,
     (b) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary and which is in compliance with Section 5.09; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05;
     (c) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and
     (d) Borrower or any Subsidiary may merge or consolidate with any other Person if in the case of a merger or consolidation of Borrower, Borrower is the surviving corporation, and, in any other case, the surviving corporation is a wholly-owned Subsidiary and such Subsidiary (x) has complied with the requirements of Section 5.09 and (y) shall have assumed and ratified all obligations of any Subsidiary involved in such merger pursuant to documentation in form and substance satisfactory to the Administrative Agent.

     Section 6.04 Asset Sales. The Borrower will not, and will not permit any Subsidiary to, make any Asset Sale except for:
     (a) inventory or other assets sold in the ordinary course of business;
     (b) any Domestic Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned Domestic Subsidiary which is in compliance with Section 5.09;
     (c) any Foreign Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned Foreign Subsidiary which is in compliance with Section 5.09;
     (d) obsolete, worn out or surplus equipment and miscellaneous property;
     (e) sales, exchanges and transfers of Permitted Investments;
     (f) transfers of condemned property to the respective Governmental Authority that has condemned such property (whether by deed in lieu of condemnation, dation en paiement, or otherwise), and transfers of property that has been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
     (g) licenses and sublicenses by Borrower or any Subsidiary of software, trademarks or other Intellectual Property in the ordinary course of business and which do not materially interfere with the business of Borrower; and
     (h) any asset sale in an aggregate amount not to exceed $40,000,000 over the term hereof, so long as after giving effect to such asset sale, the Borrower is in proforma compliance with the covenants in Section 6.14 and Section 6.15.
     Section 6.05 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make an Investment in any other Person, except:
     (a) Permitted Investments;
     (b) intercompany loans or advances to the extent permitted under Section 6.01;
     (c) guarantees constituting Indebtedness permitted by Section 6.01;
     (d) Swap Agreements to the extent permitted under Section 6.06;
     (e) Investments in subsidiaries in the same or similar line of business as the Borrower and its Subsidiaries so long as (x) Borrower owns the majority of the Equity Interests in such subsidiary and controls the management thereof, (y) such Investments do not exceed $35,000,000 in any twelve (12) month period or up to $150,000,000 in any twelve (12) month period if such additional amount is funded by new equity issuances in Borrower and (z) the Available Amount is at least $10,000,000 prior to giving effect to such Investment;

     (f) So long as the Available Amount is at least $10,000,000 after giving effect to such Investment, other Investments (which may be of a type listed in the other subsections of this Section 6.05) in entities in which Borrower or its Subsidiaries holds less than the majority of the Equity Interests not to exceed a total of the greater of (x) $10,000,000 or (y) ten percent (10%) of the trailing twelve (12) months EBITDA, in any twelve (12) month period;
     (g) Investments existing on the date hereof and described in Schedule 6.05(g);
     (h) Investments consisting of extensions of credit, commercial trade credit, prepayments, security deposits or similar transactions entered into in the ordinary course of business;
     (i) Investments by Borrower and its wholly-owned Subsidiaries in Equity Interests of wholly-owned Subsidiaries;
     (j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (k) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of business; and
     (l) Indebtedness or other non-cash consideration received by Borrower or its Subsidiaries in connection with dispositions permitted under this Agreement.
     Section 6.06 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into to: (a) hedge or mitigate raw material and supply cost risks to which the Borrower or any Subsidiary has actual exposure in the conduct of its business or the management of its liabilities (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, or (c) mitigate foreign exchange or currency risk in connection with any obligation of any Obligor incurred in connection with the operation of its business.
     Section 6.07 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
     (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable either (i) in additional shares of its common stock or (ii) in cash, so long as such cash dividends do not exceed ten percent (10%) of Consolidated Net Income of Borrower for Borrower’s most recently completed fiscal year, and no Event of Default exists at the time of such dividend or would exist after giving effect thereto;
     (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

     (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and
     (d) Borrower is permitted to declare, pay or make all dividends, redemptions or distributions (whether in cash or stock) (i) in respect of its Series D-1 Cumulative Convertible Preferred Stock, pursuant to the terms of the Certificate of Rights and Preferences of Series D-1 Cumulative Convertible Preferred Stock dated February 16, 2005, as filed with the Delaware Secretary of State and in effect on the Closing Date, and (ii) and in respect of shares of any and all additional series of Borrower’s preferred stock issued in accordance with the terms of Section 1(c) of that certain Agreement dated as of February 15, 2005 between Input/Output, Inc. and Fletcher International, Ltd., (as amended through the Closing Date) and having terms substantially the same as the Series D-1 Cumulative Convertible Preferred Stock, except as provided under such Purchase Agreement and in the certificate of rights and preferences with respect to such additional series of preferred stock;
     (e) Subject to the provisions of Section 5.08, any and all repurchases by Borrower of up to $60 million in principal amount of its 5.50% convertible senior notes due 2008, as and when may be required pursuant to the Indenture dated as of December 10, 2003, between Borrower and The Bank of New York Trust Company of Florida, N.A., as Trustee;
     (f) Any and all repurchases or acquisitions by Borrower, from time to time and at any time, of shares of its outstanding common stock for cash, so long as the amount of cash used for any such repurchase or acquisition does not exceed an amount equal to ten percent (10%) of Consolidated Net Income of Borrower for Borrower’s most recently completed fiscal year, and no Event of Default exists at the time of such repurchase or acquisition or would exist after giving effect thereto (except with respect to the acquisition or “withholding” by Borrower of shares of its common stock upon and in connection with the exercise of outstanding stock options, or the lapse of restrictions on outstanding shares of restricted stock); and
     (g) Repurchases or acquisitions by Borrower of shares of its outstanding common stock for cash, so long as the cash used for such repurchase or acquisition solely consist of proceeds from the exercise by Fletcher International, Ltd. (or its permitted assigns) of its rights under Section 1(c) of that certain Agreement dated as of February 15, 2005 between Input/Output, Inc. and Fletcher International, Ltd., to purchase shares of additional series of preferred stock of Borrower, as referred to in Section 6.07(d) above.
     Section 6.08 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any holder of five (5%) or more of its Equity Securities or any of its Affiliates, except:
     (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

     (b) transactions between or among the Borrower and the Guarantors and between and among any Guarantors not involving any other Person;
     (c) any Restricted Payment permitted by Section 6.07 or as otherwise permitted hereunder;
     (d) reasonable compensation and reimbursement of expenses paid to members of the boards of directors of the Borrower or its general partners or Subsidiaries;
     (e) indemnities in favor of any officer or director of the Borrower pursuant to the organizational documents of the Borrower or statutory provisions;
     (f) any employee benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;
     (g) any charitable contribution, grant or endowment by the Borrower or Subsidiary to a charitable organization, foundation or university at which an Affiliate’s only relationship is as a sponsor, donor, volunteer, employee or a director, regent or similar position; and
     (h) transactions described on Schedule 6.08.
     Section 6.09 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     Section 6.10 Constitutive Documents. The Borrower will not, and will not permit any Subsidiary to, amend its charter or by-laws or other constitutive documents in any manner that would adversely and materially affect the rights of the Lenders under this Agreement or their ability to enforce the same.
     Section 6.11 Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business that is substantially different from the businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related thereto.
     Section 6.12 Sales and Leasebacks. Except for those transactions described on Schedule 6.12 and any transaction permitted under Section 6.04(h), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that (i) the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Borrower or any of its Subsidiaries) or (ii) the Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease.
     Section 6.13 Changes in Fiscal Year. The Borrower shall not change the end of its fiscal year to a date other than December 31.
     Section 6.14 Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0.
     Section 6.15 Maximum Leverage Ratio The Borrower shall not permit the Leverage Ratio to exceed 2.75 to 1.0. Notwithstanding the foregoing, in the event the Senior Convertible Notes are repaid, the Borrower shall not permit the Leverage Ratio to exceed (a) 2.5 to 1.0 for the twelve (12) month period immediately following such repayment and (b) 2.0 to 1.0 thereafter.
     Section 6.16 Negative Pledge. The Borrower shall not create, grant or permit to exist any lien or security interest (other than the Permitted Liens described in clause (f) in the definition of “Permitted Liens”) on any Equity Interests in Foreign Subsidiaries except in favor of the Administrative Agent.
ARTICLE VII
Events of Default and Remedies
     Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement, Loan Document or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, Section 5.02, Section 5.03 (with respect to the Borrower’s existence), Section 5.08, Section 5.15, Section 5.16 or in Article VI;
     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days following notice thereof to Borrower from Administrative Agent;
     (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) any default under the Convertible Senior Notes, subject to any applicable grace periods;
     (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (j) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (k) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (l) one or more judgments for the payment of money in an aggregate amount (exclusive of amounts fully covered by valid and collectible insurance in respect thereof subject to customary deductibles or fully covered by an indemnity with respect thereto reasonably acceptable to the Required Lenders) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
     (m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (n) any Loan Document or any material provision thereof shall at any time cease to be in full force and effect, except expressly in accordance with the terms of the Loan Documents or a proceeding shall be commenced by any Obligor or any other Person seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;
     (o) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on any portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents; or
     (p) the occurrence of any Change of Control,
then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by the Borrower, (iii) increase the rate of interest on all Loans as provided in Section 2.11(c), and (iv) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity. All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Agreement owing to the Administrative Agent, in its capacity as the Administrative Agent; second, to accrued interest on the Notes; third, to fees; fourth, pro rata to principal outstanding on the Notes; fifth, to any other Secured Obligations; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the outstanding Letters of Credit; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
     Section 7.02 Cash Collateral. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay after receipt of the notice required under Section 2.04(j) to the Administrative Agent cash collateral for outstanding Letters of Credit in such amounts and at such times as contemplated by Section 2.04(j).
ARTICLE VIII
The Administrative Agent
     Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The Lender serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE AGENTS BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, assuming no Default or Event of Default has occurred and is continuing, such consent not to be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent with the consent of the Borrower, assuming no Default or Event of Default has occurred and is continuing, such consent not to be unreasonably withheld, which shall be any Lender or a bank with an office in New York, New York or Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Subsidiary Guarantee
     Section 9.01 The Guarantee. Each Guarantor hereby jointly, severally and unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest (including any interest fees, and other amounts that would accrue but for the filing of a petition under Title 11 of the United States Code) on each Loan, whether outstanding now or in the future, and the full and punctual payment of all other Obligations payable by the Borrower or any other Guarantor under the Loan Documents. Upon failure by the Borrower or any other Guarantor to pay punctually any such amount, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other Loan Documents. This Guarantee is a guaranty of payment and not of collection. The Lenders shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any Collateral. The Guarantor agrees that, as between the Guarantor and the Lenders, the Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by each Guarantor for the purposes of this Guaranty.
     Section 9.02 Guaranty Unconditional. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Guarantor under the Loan Documents, by operation of law or otherwise;
     (b) any modification, amendment or waiver of or supplement to the Loan Documents;
     (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower or any other Guarantor under the Loan Documents;
     (d) any change in the corporate existence, structure or ownership of the Borrower or any other Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Guarantor or their respective assets or any resulting release or discharge of any obligation of the Borrower or any other Guarantor contained in the Loan Documents;
     (e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, any other Guarantor, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (f) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Loan or any other amount payable by the Borrower or any other Guarantor under the Loan Documents; or
     (g) any other act or omission to act or delay of any kind by the Borrower, any Guarantor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s or the Borrower’s obligations hereunder or defense of a surety (except for payment in full).
     Section 9.03 Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances. Each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans and all other amounts payable by the Obligors under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The Guarantors jointly and severally agree to indemnify each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Lender.
     Section 9.04 Waiver by Each Guarantor. Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of acceleration or the intent to accelerate and any other notice not provided for in this Article, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Guarantor or any other Person.
     Section 9.05 Subrogation. Each Guarantor shall be subrogated to all rights of the Lenders, the Administrative Agent and the holders of the Loans against the Borrower in respect of any amounts paid by such Guarantor pursuant to the provisions of this Article IX; provided that such Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on the Loans and all other sums at any time payable by the Borrower under the Loan Documents shall have been paid in full. If any amount is paid to the Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been paid in full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.
     Section 9.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Required Lenders.
     Section 9.07 Instrument for the Payment of Money. Each Guarantor acknowledges that the Guarantee in this Article IX constitutes an instrument for the payment of money and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
     Section 9.08 Limit of Liability. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     Section 9.09 Release upon Sale. Upon any sale by the Borrower of a Guarantor permitted by this Agreement, such Guarantor shall automatically and without further action by any Lender or the Administrative Agent be released from its obligations as a Guarantor hereunder and the Administrative Agent will, at the expense of said Guarantor, execute and deliver such documents as are reasonably necessary to evidence said release.
     Section 9.10 Benefit to Guarantor. Each Guarantor acknowledges that the Loans made to the Borrower will be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans, will receive a direct benefit from the Loans and that, without the Loans, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.
ARTICLE X
Miscellaneous
     Section 10.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)	if to the Borrower, to:

Input/Output, Inc. 2101 CityWest Blvd. Building III, Suite 400 Houston, Texas 77042 Attention: Chief Financial Officer Telecopy No. 281-879-3674 Telephone No. (for confirmation): 281-879-3645 with a copy to:

Mayer, Brown, Rowe & Maw, LLP 700 Louisiana Street, Suite 3400 Houston, Texas 77002-2730 Attention: Marc Folladori Telecopy No.: 713-238-4888 Telephone No.: 713-238-3000

(ii)	if to a Guarantor, to it in care of the Borrower;

(iii)	if to the Administrative Agent or Issuing Lender, to

Citibank, N.A. 2000 West Sam Houston Pkwy. South Suite 600 Houston, Texas 77042 Attention: Faith E. Allen Telecopy No.: (713) 334-3220 Telephone No.: (713) 260-3040

with a copy to:

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Martha L. Smith Telecopy No.: 713-220-7202 Telephone No. (for confirmation): 713-220-4372
     (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          Section 10.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.
          (b) Except as otherwise provided herein, neither this Agreement nor the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.10(d) or Section 2.16(b) or Section 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any significant portion of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold, transferred or otherwise disposed of to the extent such sale, transfer or disposal is permitted or not prohibited under any of the Loan Documents, (vii) release any Guarantees without the written consent of each Lender (other than in connection with any transactions permitted by the Credit Agreement) or (viii) modify the definition of Interest Period to permit a period of longer than three (3) months; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be.
     Section 10.03 Expenses; Indemnity; Damage Waiver.
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary law firm as counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of one primary law firm as counsel, local counsel as needed and consultants for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Commitment Letter dated February 1, 2007 (the “Commitment Letter”), between the Borrower and the Administrative Agent, or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any real property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (IT BEING UNDERSTOOD THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH OF THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL). It is agreed by the parties hereto that the indemnity obligations of the Borrower under the Commitment Letter are superseded to the extent described in this Agreement.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.
     (d) To the extent permitted by applicable Law, the Borrower and the Guarantors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable promptly after receipt of a request therefore by Borrower.

          Section 10.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
               (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
               (B) the Administrative Agent and the Issuing Lender, provided that no such consent shall be required for an assignment of (x) any Revolving Loan Commitment to an assignee that is a Lender or an Affiliate of a Lender with a Revolving Loan Commitment immediately prior to giving effect to such assignment;
     (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (which amount shall be in the aggregate in the event of simultaneous assignments to or by two or more Approved Funds) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
               (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000.00 (provided that only one such fee shall be payable in the event of simultaneous assignments to or by two or more Approved Funds); and
               (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is owned, administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and Section 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the

Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14, and Section 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13, Section 2.14 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower and the Guarantors in the Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.13, Section 2.14, Section 2.15 and Section 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower and the Guarantors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, however, that any such set off and application shall be subject to the provisions of Section 2.16. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES).
     (b) EACH LETTER OF CREDIT SHALL BE GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (1993

VERSION), AND ANY AMENDMENT TO, OR SUCCESSOR OF, SUCH PUBLICATION (THE “UCP 500”) AND, TO THE EXTENT NOT INCONSISTENT WITH THE UCP 500, THE LAWS OF THE STATE OF NEW YORK, AND IN THE EVENT THAT THE PROVISIONS OF THE UCP 500 CONFLICT WITH THE LAWS OF THE STATE OF NEW YORK, THEN TO THE EXTENT PERMITTED BY LAW, THE PROVISIONS OF THE UCP 500 SHALL CONTROL; PROVIDED THAT ANY LETTER OF CREDIT MAY BE GOVERNED BY SUCH OTHER LAW, CONVENTION OR PRACTICE, OR SUCH EXCEPTIONS AS THE BORROWER MAY REASONABLY REQUEST IN THE RELATED LETTER OF CREDIT APPLICATION, SUBJECT TO THE APPROVAL OF THE ISSUING LENDER IN ITS SOLE DISCRETION.
     (c) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (d) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (C) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (e) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 10.12 Confidentiality. The Administrative Agent, the Issuing Lender, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by any Person or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than Borrower or any of its Affiliates. For purposes of this Section, “Information” means all information received from Borrower or its Affiliate relating to Borrower and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Affiliates; provided that, in the case of information received from Borrower after the date of this Agreement, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.13 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of Borrower and the Guarantors to a Lender, the Issuing Lender or

the Administrative Agent under this Agreement or any Loan Document shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender, such Issuing Lender or Administrative Agent limiting rates of interest which may be charged or collected by such Lender, such Issuing Lender or Administrative Agent. Accordingly, if the transactions contemplated hereby or thereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender, the Issuing Lender or the Administrative Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Administrative Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:
     (a) the provisions of this Section shall govern and control;
     (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement or any Loan Document or otherwise in connection with this Agreement or any Loan Document by such Lender, such Issuing Lender or such Administrative Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender, each Issuing Bank and the Agents herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to Borrower by such Lender, such Issuing Lender or such Administrative Agent (or, if such consideration shall have been paid in full, such excess refunded to Borrower);
     (c) all sums paid, or agreed to be paid, to such Lender, such Issuing Lender or such Administrative Agent for the use, forbearance and detention of the indebtedness of Borrower to such Lender, such Issuing Lender or such Administrative Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender, such Issuing Lender or such Administrative Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;
     (d) if at any time the interest provided pursuant to this Section or any other clause of this Agreement or any other Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender, such Issuing Lender or such Administrative Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender, such Issuing Lender or such Administrative Agent pursuant to this Agreement or such other Loan Document shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender, such Issuing Lender or such Administrative Agent pursuant to this Agreement or such other Loan Document below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Administrative Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section) or thereof, as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and
     (e) with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender, such Issuing Lender or such Administrative Agent would cause such Lender to charge Borrower a criminal rate of interest, the Lenders, the Issuing Lender and the Administrative Agent agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender, such Issuing Lender or such Administrative Agent, as applicable, and if received such affected Lender, such Issuing Lender or Administrative Agent will return such funds to Borrower so that the rate of interest paid by Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.
          Section 10.14 USA PATRIOT ACT. Agent and Lenders hereby notify the Borrower that pursuant to the requirements of the United and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public L. No. 107-56, signed into law October 26, 2001) they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower that will allow Agent and Lenders to identify the Borrower in accordance with such Act.
          Section 10.15 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
[Signature pages to follow]

BORROWER: INPUT/OUTPUT, Inc., a Delaware corporation
By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS: GMG/AXIS, Inc., a Delaware corporation
By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Vice President

GX TECHNOLOGY CORPORATION, a Texas corporation
By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Vice President

I/O EXPLORATION PRODUCTS (U.K.), Inc., a Delaware corporation
By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Vice President

I/O EXPLORATION PRODUCTS (U.S.A.), Inc., a Delaware corporation
By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Vice President

I/O MARINE SYSTEMS, INC., a Louisiana corporation
By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Vice President

I/O NEVADA, LLC, a Delaware limited liability company
By:	/s/ Chuck Ledet
	Name:	Chuck Ledet
	Title:	Manager

I/O TEXAS, LP, a Delaware limited partnership
By:	Input/Output, Inc., a Delaware corporation, its General Partner

By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Executive Vice President and Chief Financial Officer

IPOP MANAGEMENT, INC., a Delaware corporation
By:	/s/ R. Brian Hanson
	Name:	R. Brian Hanson
	Title:	Vice President

ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDER: CITIBANK, N.A.
By:	/s/ Faith E. Allen
	Name:	Faith E. Allen
	Title:	Vice President and Sr. Relationship Manager

LENDERS: WHITNEY NATIONAL BANK
By:	/s/ Clifton E. Buller
	Name:	Clifton E. Buller
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Timothy S. Culver
	Name:	Timothy S. Culver
	Title:	Vice President